Exhibit 99

          USANA Reports 16th Consecutive Quarter of Record Net Sales;
                Q2 Net Sales Reached $93.9 Million; EPS of $0.55
              ($0.59 Excluding Equity-Based Compensation Expense)


    SALT LAKE CITY--(BUSINESS WIRE)--July 18, 2006--USANA Health Sciences Inc. (NASDAQ: USNA) today announced record net sales for the fiscal second quarter of 2006 (ended July 1). Consolidated net sales in the second quarter of 2006 increased 14.5% to $93.9 million, compared with $82.0 million in the second quarter of the prior year. This is the highest level of quarterly sales recorded in the company's history. Net sales growth for the second quarter of 2006 was driven primarily by a 13.6% increase in the number of Active Associates, compared with the second quarter of the prior year.

    Financial Performance

    Earnings from operations in the second quarter of 2006 grew 4.1% to $15.4 million, or 16.4% of net sales, compared with $14.7 million, or 18.0% of net sales, in the second quarter of the prior year. Earnings from operations in the second quarter of 2006 were reduced by $1.2 million due to the required expensing of equity-based compensation. The company achieved net earnings in the second quarter of 2006 of $10.3 million, an increase of 8.4%, compared with net earnings of $9.5 million in the second quarter of the prior year. Excluding the expense of equity-based compensation, this increase in net earnings would have been 17.0%. Earnings per share in the second quarter of 2006 improved to $0.55 per share, an increase of 14.6%, compared with $0.48 per share in the second quarter of the prior year. Excluding the expense of equity-based compensation, this increase in earnings per share would have been 22.9%.
    During the second quarter of 2006, the company's estimated tax rate was adjusted on a year-to-date basis to 34.8%, which is lower than the 35.5% tax rate that the company had previously forecasted for the full year. This lower tax rate increased earnings per share in the quarter by approximately $0.01. During the second quarter, the company, through its share buyback program, purchased and retired approximately 800,000 shares with an investment of $30.1 million. Approximately $10.7 million remains available under the current share buyback authorization.
    For the six-month period ended July 1, 2006, consolidated net sales were $183.6 million, an increase of 15.7%, compared with $158.6 million in the first six months of 2005. Earnings from operations for the first six months of 2006 were $29.9 million, an increase of 5.5%, compared with $28.3 million for the same period in 2005. Earnings from operations for the first six months of 2006 were reduced by $2.2 million due to the required expensing of equity-based compensation. The company achieved net earnings in the first six months of 2006 of $19.9 million, an increase of 7.8%, compared with net earnings of $18.5 million in the first six months of 2005. Excluding the expense of equity-based compensation, this increase in net earnings would have been 15.9%. Earnings per share increased 11.8% in the first six months of 2006 to $1.04, compared with $0.93 in the first six months of 2005. Excluding the expense of equity-based compensation, this increase in earnings per share would have been 20.4%.
    "We are pleased with our strong sales results which continue to be driven by our consistent growth of Active Associates," said Dave Wentz, president of USANA. "In North America, second quarter sales grew by 19%, compared with last year. We believe this growth in our most mature region reflects the continued interest in our products and the business opportunity that USANA offers its Associates. The engagement and effort of our Associate leaders in North America has been one of the driving forces behind this success. Additionally, interest in our low-glycemic, macro optimizer products remained strong and was a growth driver in the second quarter, as this product group reached 14.1% of product sales."

    Regional Results

    Net sales in North America, the company's most mature region, increased 19.0%, compared with the second quarter of 2005. Excluding the positive impact of currency fluctuations, this sales increase would have been 15.8%. This growth was driven by particularly strong sales in the United States, the company's largest market, and in Canada. Sales during the second quarter were up 20.4% in the United States, and up 17.8% in Canada, compared with the second quarter of last year. Mexico also aided the growth in this region, improving 11.8% over the second quarter of last year. The number of Active Associates in North America increased 16.9% to 90,000, compared with 77,000 in the second quarter of 2005.
    In the Pacific Rim region, net sales improved 4.8% over the second quarter of last year. Excluding the negative impact of currency fluctuations, this sales increase would have been 7.7%. This increase was primarily attributable to growth in the Australia-New Zealand market, which was up 9.3%, and in South Korea, which was up 33.2%, over the second quarter of last year. The number of Active Associates in the Pacific Rim region increased 8.3% to 52,000, compared with 48,000 in the second quarter of 2005. "During the second quarter, we achieved 8.5% sequential quarterly sales growth in the Pacific Rim, which was the strongest increase achieved in that region in the last four quarters," continued Wentz. "We remain very optimistic about our growth prospects in this region, as we continue to focus on providing science-based products and a unique home-based business opportunity."

    Outlook

    The company continues to wait for government approval for its business license in its planned new market. Due to the uncertainty of obtaining this license, the company has decided to remove any potential revenue in that market from its 2006 guidance.
    "We are updating our full year guidance and issuing third quarter guidance, neither of which includes any sales from our planned new market," said Gilbert A. Fuller, executive vice president and chief financial officer. "Accordingly, we expect net sales in the third quarter of 2006 to be in the range of $94 million to $96 million, compared with $82.2 million in the third quarter of last year, a growth rate of 14% to 17%. We expect earnings per share in the third quarter of 2006 to be between $0.55 and $0.57, including the adjustment for expensing of equity-based compensation, a growth rate of 8% to 12%. Excluding the expensing of equity-based compensation, we expect earnings per share in the third quarter of 2006 to be between $0.60 and $0.62, a growth rate of 18% to 22%.
    "For the full year 2006," continued Fuller, "excluding entry into a new market, we now believe that net sales growth will range between 15% and 17%, compared with 2005. Additionally, we expect earnings per share growth for the full year 2006 to be between 17% and 20%, excluding the impact of expensing equity-based compensation. We expect equity-based compensation to decrease our earnings per share for the full year 2006 by approximately $0.18. This earnings per share estimate also assumes a tax rate for 2006 of 34.8%, compared with the 33.7% tax rate for 2005. While we are disappointed that the opening of our new market has taken longer than planned, we are pleased with our ability to continue to generate strong growth in our existing markets. We continue to believe that we are well-positioned to capitalize on excellent long-term growth opportunities, both in new and existing markets," concluded Fuller.

    Conference Call

    USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, July 19, 2006, at 11 a.m. EST. Investors may listen to the call by accessing USANA's Web site at http://www.usanahealthsciences.com and by clicking on the "Investors" icon.

    About USANA

    USANA develops and manufactures high-quality nutritionals, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    Safe Harbor

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.


                      USANA Health Sciences Inc.
                 Consolidated Statements of Earnings
                (In thousands, except per share data)

                              Quarter Ended        Six Months Ended
                          --------------------- ----------------------
                           2-Jul-05   1-Jul-06   2-Jul-05   1-Jul-06
                          ---------- ---------- ---------- -----------
                          (Unaudited)(Unaudited)(Unaudited)(Unaudited)

 Net sales                  $82,015    $93,911   $158,593    $183,562
 Cost of sales               19,499     22,276     37,509      43,614
                          ---------- ---------- ---------- -----------
      Gross profit           62,516     71,635    121,084     139,948

 Operating expenses
   Associate incentives      31,911     37,454     61,461      72,882
   Selling, general and
    administrative           15,168     17,991     30,017      35,617
   Research and
    development                 689        830      1,288       1,562
                          ---------- ---------- ---------- -----------

      Earnings from
       operations            14,748     15,360     28,318      29,887

 Other income (expense)         (67)       336         98         631
                          ---------- ---------- ---------- -----------
      Earnings before
       income taxes          14,681     15,696     28,416      30,518

 Income taxes                 5,138      5,352      9,945      10,614
                          ---------- ---------- ---------- -----------

 NET EARNINGS                $9,543    $10,344    $18,471     $19,904
                          ========== ========== ========== ===========

 Earnings per share -
  diluted                     $0.48      $0.55      $0.93       $1.04
                          ========== ========== ========== ===========
 Weighted average shares
  outstanding - diluted      19,821     18,884     19,896      19,056
                          ========== ========== ========== ===========


                      USANA Health Sciences Inc.
                     Consolidated Balance Sheets
                            (in thousands)

                                                   As of      As of
                                                 31-Dec-05  1-Jul-06
                                                 --------- -----------
                                                           (Unaudited)
ASSETS
   Cash and cash equivalents                      $10,579      $9,173
   Inventories                                     22,223      20,458
   Other current assets                             9,028       8,580
                                                 --------- -----------
 Total current assets                              41,830      38,211

  Property and equipment, net                      23,302      23,777
  Goodwill                                          5,690       5,690
  Other assets                                      2,886       2,612
                                                 --------- -----------
     Total assets                                 $73,708     $70,290
                                                 ========= ===========


LIABILITIES AND STOCKHOLDERS'  EQUITY

  Accounts payable                                 $4,955      $6,303
  Other current liabilities                        21,601      24,479
                                                 --------- -----------
Total current liabilities                          26,556      30,782

  Other long-term liabilities                       1,414          69

  Stockholders' equity                             45,738      39,439
                                                 --------- -----------
     Total liabilities and stockholders' equity   $73,708     $70,290
                                                 ========= ===========


                      USANA Health Sciences Inc.
                     Sales by Segment and Region
                            (in thousands)

                                                Quarter Ended
                                       -------------------------------
                                           2-Jul-05       1-Jul-06
                                       -------------------------------
                                         (Unaudited)     (Unaudited)
Region
------
North America
  United States                         $33,067   40.3% $39,818  42.4%
  Canada                                 15,287   18.6%  18,010  19.2%
  Mexico                                  3,910    4.8%   4,373   4.6%
                                       -------------------------------
    North America Total                  52,264   63.7%  62,201  66.2%

Pacific Rim
  Australia-New Zealand                  11,241   13.7%  12,291  13.1%
  Hong Kong                               3,377    4.1%   3,480   3.7%
  Japan                                   2,620    3.2%   2,417   2.6%
  Taiwan                                  5,381    6.6%   5,034   5.4%
  South Korea                             1,323    1.6%   1,762   1.9%
  Singapore                               3,606    4.4%   3,892   4.1%
                                       -------------------------------
    Pacific Rim Total                    27,548   33.6%  28,876  30.8%
                                       -------------------------------
      Segment Total                      79,812   97.3%  91,077  97.0%
                                       -------------------------------

Contract Manufacturing                    2,203    2.7%   2,834   3.0%
                                       -------------------------------
  Consolidated                          $82,015  100.0% $93,911 100.0%
                                       ===============================


                     Active Associates by Region

                                                    As of
                                       -------------------------------
                                           2-Jul-05       1-Jul-06
                                       -------------------------------
                                         (Unaudited)     (Unaudited)
Region
------
North America
  United States                          46,000   36.8%  57,000  40.1%
  Canada                                 22,000   17.6%  23,000  16.2%
  Mexico                                  9,000    7.2%  10,000   7.1%
                                       -------------------------------
    North America Total                  77,000   61.6%  90,000  63.4%

Pacific Rim
  Australia-New Zealand                  16,000   12.8%  18,000  12.7%
  Hong Kong                               5,000    4.0%   6,000   4.2%
  Japan                                   4,000    3.2%   4,000   2.8%
  Taiwan                                 12,000    9.6%  13,000   9.2%
  South Korea                             2,000    1.6%   2,000   1.4%
  Singapore                               9,000    7.2%   9,000   6.3%
                                       -------------------------------
    Pacific Rim Total                    48,000   38.4%  52,000  36.6%
                                       -------------------------------
  Total                                 125,000  100.0% 142,000 100.0%
                                       ===============================


                 Active Preferred Customers by Region

                                                    As of
                                       -------------------------------
                                           2-Jul-05       1-Jul-06
                                       -------------------------------
                                         (Unaudited)     (Unaudited)
Region
------
North America
  United States                          41,000   62.1%  48,000  64.0%
  Canada                                 18,000   27.3%  18,000  24.0%
  Mexico                                  1,000    1.5%   2,000   2.7%
                                       -------------------------------
    North America Total                  60,000   90.9%  68,000  90.7%

Pacific Rim
  Australia-New Zealand                   5,000    7.6%   6,000   8.0%
  Hong Kong                                 (a)    0.0%     (a)   0.0%
  Japan                                   1,000    1.5%   1,000   1.3%
  Taiwan                                    (a)    0.0%     (a)   0.0%
  South Korea                               (a)    0.0%     (a)   0.0%
  Singapore                                 (a)    0.0%     (a)   0.0%
                                       -------------------------------
    Pacific Rim Total                     6,000    9.1%   7,000   9.3%
                                       -------------------------------
  Total                                  66,000  100.0%  75,000 100.0%
                                       ===============================


(a) Count of Active Preferred Customers is less than 500.


    CONTACT: USANA Health Sciences Inc.
             Riley Timmer, 801-954-7100 (Investor Relations) investor.relations@us.usana.com